Employment Agreement

This agreement is entered into by and between Beijing Gufeng Chemical Products Co., Ltd (hererinafter referred to as the “Company”, an enterprise incorporated in the People’s Republic of China and its legal registered address is Dongsiqu Qiao Nan, Pinggu County, Pinggu District, Beijing.) and Mr. Qingxin Jiang (hererinafter referred to as the “Chief Executive Officer” or “CEO”, with the Chinese Identification No.: #####) on July 1, 2010 (“Agreement”). NOW, THEREFORE, for good and other valuable consideration, the parties agree as follows：

1.	Employment Period

In accordance with the terms and requirements stipulated in this Agreement, this Agreement shall take into effect during the period commencing on the date hereof and ending on the fifth (5th) anniversary date herefrom, after which the Agreement will automatically extend every year. A written notice of employment termination shall be delivered to the other party herein 30 days in advance in case that the Company or Mr. Qingxin Jiang wants to terminate the Agreement.

2.	Capacity and Responsibility

(a)
During the employment period, Mr. Qingxin Jiang will be appointed as the CEO of the Company. He will enjoy the general authorization and responsibility. The CEO shall offer the Company with appropriate administrative, financial, other managerial service and work designated by the Board from time to time.

(b)
CEO should do the utmost to faithfully, honestly and diligently perform its responsibility under this Agreement and comply with the policies and procedures in material aspect. During fulfilling the responsibility, CEO shall perform the business and strategic plan approved by the Board.

(c)	CEO will be located to work in the current business address in Beijing.

3.	Contribution Compensation and Welfare

The compensation and welfare of the CEO shall be determined by the Board in accordance with his performance in the related fiscal year.

4.	Work Schedule

Upon receiving the approval from the governing labor department, CEO shall have a flexible working time. Unless otherwise stipulated, there is no overtime fee for the CEO.

Working Environment and Safety

(a)	The working environment provided by the Company to the CEO shall comply with the national occupational health and safety requirements;

(b)	The Company shall offer the necessary working environment to the CEO in accordance with the national and local requirements, and establish necessary employee protection system.

5.	The Termination of the Agreement

In case of the following situations occurred, the Company must deliver a written termination notice to the Chief Executive Office prior to the expiration of the Agreement:

I.	Severe violation against the Company’s policy or regulations by the CEO;

II.	Material negative influences or damages to the Company due to the CEO’s gross negligence or malpractice;

III.	Criminal accusation or criminal liability charged against the CEO;

IV.
Under any circumstances, the termination of this Agreement shall have no relationship with the execution of the Share Transfer Agreement entered into by and between the CEO and Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. on July 1, 2010 (the “Share Transfer Agreement”), which means, the termination of the Agreement is irrelevant to the CEO’s 40% restricted shares deposited in the escrow account pursuant to the terms in the Share Transfer Agreement.

6.	Confidentiality

(a)	Confidential Obligations

The CEO held the view that the continuous success of the Company and its subsidiary greatly depends on the usage and protection of large number of confidentiality and propriety information. All the existing or to-be –developed information under this Agreement shall refer to confidential information. The confidential information shall include, but not limited to information involving with the business of the Company and its related party, industry information getting by CEO during his employment; information about the current clients, potential clients and regular clients, development, transition and restructure plan, strategic plan, market expansion plan, and etc. Therefore,  without the written notice from the  executive director, the CEO shall not disclose the confidential information during his employment period, or utilize this information unless(1) the information has been the public information and can be utilized by the public not due to CEO’s reason; (2) information should be disclosed required by the court or relative law. The CEO agrees to return all memo, notes, plan, record, report and other files possessed by himself during the termination of his capacity.

(b)	Owner Rights of Intellectual Property Rights

The CEO agrees to timely and fully disclose information relating to its business, recent development activity, current or future products or services, new concept independently conceived, created or developed by himself or through corporation with the others during his employment and one year after.

(c)	The Third Party Information

The CEO understands the situation that the Company will get the confidential information from the third party on the condition that the Company is liable to keep its confidentiality and confine it in a certain purpose. The CEO shall strictly keep the confidentiality for the third party information, and not disclose or use the third party information to anybody unless with the written approval from the Board.

7.	CEO’s Statement

Hereby, the CEO made the statement that:(1)the signing, delivery, and fulfillment of the Agreement by the CEO shall not constitute any conflict, infringement, violation to any other contract, agreement, and etc. The Agreement shall have a binding effect to the CEO upon the signature and the execution of the Company. Hereby, the CEO has consulted with the independent legal consultant for the rights and obligations under this Agreement and fully understand the terms herein.

Sustainability

Article 7, 9, 15, 16 and 18 shall still be in effect upon the termination or expiration of this Agreement.

8.	Notification

Any notice in this Agreement should be formal and delivered by the noted express delivery to the following addressee:

Notification to the CEO

To Mr. Qingxin Jiang

Address : Tianjuyuan Fertilizer Co., Ltd.,
South Nanzhang Dai Village,
Donggao, Pinggu District, Beijing
Tel: : 010 - 60992886
Fax : 010 - 60992610
To : Mr. Qingxin Jiang

To the Company

Beijing Gufeng Chemical Products Co., Ltd.
Address : South of Dongsiqu Bridge, Pinggu Town, Pinggu District, Beijing.
Tel : 010 - 60992886
Fax : 010 - 60992610
To: Mr. Qingxin Jiang

Or other address informed by the sender in advance. The notice under this Agreement delivered in this manner shall be regarded that the notice has been issued out.

9.	Fragmentation

The articles of the Agreement shall be interoperated to in a valid way based on applicable laws, however, if any articles of this Agreement are recognized as invalid, illegal or unenforceable according to any law or regulations in any scope of law. These invalid, illegal or unenforceable articles shall not affect any other articles or any actions in different scopes of law, but this Agreement should be revised, explained and executed in this scope of law, like such invalid, illegal or unenforceable articles have never been contained in this Agreement.

10.	Integrality

This Agreement and documents appointed in this Agreement and the other documents signed on the same day as this agreement consist the entire agreement and understanding, and shall supersede any original understanding, agreement or statements related to this agreement, no matter in written or oral.

Non Strict Interpretation

Either party can not apply to the rule of strict interpretation.

Counterparts

This Agreement made be executed in several copies. Each copy shall be deemed as an original, and all of the copies shall constitute the same agreement.

11.	Jurisdiction

The interpretation, validity, execution of this Agreement shall be in accordance with the laws in the People’s Republic of China, excluding applicable choice of law or conflict of law.

12.	Arbitration

No matter when these proposals raise, it is agreed that any rights and obligations related to this Agreement and the proposal or dispute on the employment of CEO (including but not limit proposal or dispute on discrimination, sexual harassment, termination and layoff) shall be solved through the following procedures:

Negotiation between CEO and the company to solve the problem;
(1)	If the parties cannot reach an agreement or solution in 30 days after the negotiation, any party can bring the dispute to the court for arbitration in 60 days after the occurrence of the claim;
(2)	Any party can appeal to the court in its jurisdiction 15 days after the outcome of the arbitration.

13.	Modification and Abstention

The word used in this Agreement can only be modified and abstained on basis of board resolution or CEO’s prior consent. In addition, the execution of any article in the Agreement by any party shall not affect the legality, validity and execution of the Agreement.

CEO’s Cooperation

During and after the employment, CEO shall cooperate with the Company and its related companies on any internal or judicial investigations within the reasonable scope upon the Company’s request.

Language

This Agreement is executed in Chinese and shall come into effect upon signatures.

The two parties hererin signed this Agreement on July 1, 2010.

Bejing Gufeng Chemical Products Co., Ltd.

Corporate Seal

Authorized representative :	/s/ Qingxin Jiang

Qingxin Jiang

Signature : /s/ Qingxin Jiang